                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               Lands' End, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                               [LANDS' END LOGO]


                         NOTICE OF 2000 ANNUAL MEETING
                              AND PROXY STATEMENT

                                                                 April 24, 2000

Dear Shareholder:

   The annual meeting of Lands' End, Inc. shareholders will be held at our headquarters in Dodgeville, Wisconsin, on Wednesday, May 24, 2000, beginning at 10:00 a.m. C.D.T. (See map for directions.)

   The directors and officers of your company join me in extending you a cordial invitation to attend.

   For those of you interested in seeing, firsthand, how we fill an order, tours of our facilities will be available before the meeting. The first tour will leave the activity center at 8:00 a.m. and the last one will leave promptly at 9:00 a.m.

   The agenda for the meeting includes the election of two directors and the ratification of the appointment of independent public accountants. There also will be a brief management presentation on the state of the business.

   I hope you can be there, but whether you attend the meeting in person or not, it's important that your shares be represented. To make sure they are, please mark your votes on the enclosed proxy card and sign, date and mail it in the postage-paid envelope. It will help us keep postage costs down if you take a minute to do so now.


                                          /s/  Gary C. Comer

                                          Gary C. Comer
                                          Chairman

                               [LANDS' END LOGO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 24, 2000

To Our Shareholders:

   The annual meeting of shareholders of Lands' End, Inc. (the "Company") will be held at the offices of the Company, One Lands' End Lane, Dodgeville, Wisconsin 53595, on May 24, 2000, at 10:00 a.m. C.D.T. for the following purposes:

  1. To elect two members to the Board of Directors of the Company to serve until the annual meeting of shareholders in 2003, and until their successors are duly elected and qualified.

  2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending January 26, 2001.

  3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on March 31, 2000, as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

   Please complete and return the enclosed proxy in the envelope provided whether or not you intend to be present at the meeting in person.

                                          By order of the Board of Directors,

                                          /s/ Robert S. Osborne
                                          Robert S. Osborne
                                          Secretary

Dodgeville, Wisconsin
April 24, 2000


   YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

Introduction

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Lands' End, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 2000 annual meeting of shareholders on Wednesday, May 24, 2000, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 24, 2000.

Proxies

   Properly signed and dated proxies received by the Company's Secretary prior to or at the Annual Meeting will be voted as instructed thereon or, in the absence of such instructions, (a) FOR election to the Board of Directors of the persons nominated by the Board, (b) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company and (c) in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting. Any proxy may be revoked for any reason prior to voting by notifying the Secretary of the Company in writing of such revocation or by voting by ballot at the meeting, which will cancel any proxies previously submitted. The Company has appointed an officer of Firstar Trust Company, transfer agent for the Company, to act as an independent inspector at the Annual Meeting.

Voting of Proxies and Shares Outstanding

   Holders of record at the close of business on March 31, 2000, of shares of the Company's common stock, $.01 par value per share (the "Common Stock"), are entitled to vote on all matters which may be properly presented at the Annual Meeting. The number of shares of Common Stock of the Company outstanding on March 31, 2000, the record date for the meeting, was 30,209,440 all of one class and each entitled to one vote, owned by 2,048 shareholders of record.

   The holders of at least a majority of the shares of Common Stock must be present in person or by proxy at the Annual Meeting in order for the Annual Meeting to be held. Directors will be elected by a plurality of the votes cast for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for approval of each of the other actions proposed to be taken at the Annual Meeting. On each such proposed action, pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a proposed action. A broker non-vote (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) on a proposed action is considered not entitled to vote on that action and thus is not counted in determining whether an action requiring approval of a majority of the shares present and entitled to vote at the Annual Meeting has been approved.

                             ELECTION OF DIRECTORS

   The Board of Directors is composed of seven directors. The directors are divided into three classes, two of which are composed of two directors each, and one of which is composed of three directors. One class is elected each year for a three year term. The two nominees for election as directors to serve until the annual meeting of shareholders in 2003, and until their respective successors are duly elected and qualified, are Richard C. Anderson and Howard G. Krane. The Board of Directors recommends that shareholders vote "FOR" the election of Messrs. Anderson and Krane.

   The following tabulation sets forth, as of March 31, 2000, certain information about each nominee for election to the Company's Board of Directors and each continuing director.

                Director Nominees for a Term to Expire in 2003

Richard C. Anderson                                                     Age: 70

  Vice Chairman of the Company since 1984. Mr. Anderson served as Chief Executive Officer of the Company from 1990 through January 1993. In addition, Mr. Anderson served as President and Chief Operating Officer from 1989 until 1992. He has been a director of the Company since 1979. From 1977 to 1984, Mr. Anderson was a senior executive of Needham, Harper & Steers, serving as Executive Vice President in charge of programming and media from 1981 until 1984. Mr. Anderson provides certain services to the Company and is compensated for such services. See "Meetings and Compensation of Directors; Committees of the Board."

Howard G. Krane                                                         Age: 66

  Director of the Company since 1986. Mr. Krane's professional corporation is a partner of Kirkland & Ellis, with which he has practiced law since 1957. Kirkland & Ellis renders legal services to the Company. Mr. Krane is also a member of the Board of Trustees of the University of Chicago and served as its Chairman from April 1992 until June 1999.

                     Directors Whose Term Expires in 2001

John N. Latter                                                          Age: 74

  Director of the Company since 1978. Since 1980, Mr. Latter has been independently employed as a financial consultant.

Daniel Okrent                                                           Age: 52

  Director of the Company since October 1997. Mr. Okrent has been Editor-at-Large for Time, Inc., New York, since March 1999. He served as editor of new media for Time, Inc., New York, from December 1996 until March 1999, after serving four years as managing editor of Life. Prior to 1991, Mr. Okrent was editor at Alfred A. Knopf, Inc. and Viking Press and editor-in-chief at Harcourt Brace Jovanovich.

                     Directors Whose Term Expires in 2002

Gary C. Comer                                                           Age: 72

  Founder of the Company and Chairman of the Board of Directors. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. He has been a director of the Company since 1963. Prior to 1963, Mr. Comer was employed for ten years as a copywriter at Young & Rubicam.

David F. Dyer                                                           Age: 50

  President, Chief Executive Officer and Member of the Board of Directors since rejoining the Company in October 1998. In 1989, Mr. Dyer entered the employ of the Company as Managing Director of Home Furnishings, became Executive Vice President of Merchandising in 1990, and was named Vice Chairman, Merchandising and Sales in 1993. He was a director of the Company from 1991 until August 1994. Mr. Dyer was president and chief operating officer of the Home Shopping Network from August 1994 until August 1995, at which time he became an independent catalog/retail consultant, most recently with the Texas Pacific Group and the J. Crew Group. From 1972 to 1989, Mr. Dyer was employed at Burdine's, a specialty retail chain, where he served as Senior Vice President of Marketing and General Merchandising Manager of Women's Apparel, Accessories and Cosmetics. Mr. Dyer is also a director of ADVO, Inc., a direct mail marketing services company.

David B. Heller                                                         Age: 69

  Director of the Company since 1986. Since 1974, Mr. Heller has been President of Advisory Research, Inc., an investment advisory firm.

                    MEETINGS AND COMPENSATION OF DIRECTORS

   The Board of Directors held six formal meetings during the fiscal year ended January 28, 2000. All directors attended at least 75% of the total number of meetings of the Board and Committees of which they were members. Until May 1997, Directors who were not salaried officers or employees of the Company were eligible to receive an annual retainer of $25,000 in cash of which they could irrevocably elect to defer receipt during which time the deferred amount would be adjusted to reflect the performance of the Company's Common Stock. The Company's Non-Employee Director Stock Option Plan (the "DSOP"), which was adopted by the Board of Directors on February 18, 1997 and approved by the shareholders on May 14, 1997, replaced the annual retainer. In addition, the reasonable expenses incurred by each director in connection with his duties as a director are reimbursed by the Company. Directors who are salaried officers or employees of the Company earn no additional compensation for their services as directors.

   In August 1999, the Board of Directors appointed a committee to address the compensation of non-employee directors. The committee worked with an independent compensation consulting firm to review the Company's compensation levels in light of market practices and the Company's desire to retain and attract the highest caliber of non-employee directors. Based on that review, in December 1999, the Board of Directors authorized the payment of cash compensation to non-employee directors at the rate of $20,000 per year, commencing with fiscal 2001. This payment is in addition to the stock option grants provided under the DSOP. Upon the recommendation of the committee, the Board of Directors approved allowing non-employee directors to irrevocably elect to defer receipt of any part or all of the cash compensation. The deferred amounts are then adjusted to reflect the performance of the Company's Common Stock during the deferral period.

   The DSOP is intended to further the growth and development of the Company by encouraging non-employee directors of the Company to expand their ownership interests in the Company by purchasing its Common Stock. It is intended that the DSOP will provide such persons with an added incentive to continue to serve as directors and will stimulate their efforts in promoting the growth, efficiency and profitability of the Company, thereby more closely aligning their interests with those of the stockholders generally. There is an aggregate of 400,000 shares of the Company's Common Stock available for issuance upon the exercise of options granted under the DSOP, which shares may be authorized and unissued shares or treasury shares. Options are granted under the DSOP with an exercise price equal to the fair market value per share of the Company's Common Stock on the date of the grant. The DSOP is a "formula plan" which specifies when and in what amounts options are to be granted to eligible directors. All non-employee directors other than Gary C. Comer, who has waived participation in the DSOP, participate in the DSOP.

   In addition to providing for initial option grants to the non-employee directors in office at the time the DSOP was approved by the stockholders and interim grants to new non-employee directors, the DSOP provides for annual grants of 5,000 shares to each eligible director (other than directors who received the initial option, who are not eligible for the annual option until the annual meeting of the stockholders in 2000). In December 1999, the Company amended the DSOP to provide for the following additional option grants: (i) an initial option grant of 10,000 shares to each person who becomes a new non-employee director after December 3, 1999 and (ii) a stock option grant of 5,000 shares effective on December 3, 1999 to each non-employee director who became a director after the effective date of the DSOP but before December 3, 1999. In fiscal year 1998, Messrs. Anderson, Heller, Krane and Latter each received an initial grant of 20,000 shares at a price of $28.625. Mr. Okrent received an interim grant of 2,917 shares at a price of $30.938 upon his appointment to the Board of Directors in October 1997, an annual grant of 5,000 shares at a price of $34.000 at the 1998 annual meeting of the stockholders, an annual grant of 5,000 shares at a price of $44.8125 at the 1999 annual meeting of the stockholders and, pursuant to the amendment to the DSOP described above, an additional grant of 5,000 shares at a price of $57.5625 on December 3, 1999.

   In addition to stock options under the DSOP described above, Mr. Anderson received total compensation of $44,000 from the Company in consideration for his providing creative and merchandising consulting services to the Company during fiscal year 2000. The Company contributed premiums of $1,639 each to the Lands' End, Inc. Health Care Plan on behalf of Messrs. Anderson and Comer in fiscal year 2000.

                            COMMITTEES OF THE BOARD

   The Board has three standing committees: the Audit Committee, the Compensation Committee and the Performance Compensation Committee. The Board does not have a nominating committee. The functions of the standing committees are described briefly below:

Audit Committee

   The members of the Audit Committee are John N. Latter (chairman) and David
B. Heller. The functions of the Audit Committee are to recommend the appointment of the Company's independent public accountants, to review and approve the scope of the yearly audit and proposed budget for audit fees, to review the results of the annual audit, to review the Company's internal controls and the functions of the Company's internal audit staff, and to report to the Board of Directors on the activities and findings of the Audit Committee and make recommendations to the Board of Directors based on such findings. The Company's internal audit staff and independent public accountants have direct access to the Audit Committee to discuss auditing and any other accounting matters. The Audit Committee held three formal meetings during fiscal year 2000.

Compensation Committee

   The members of the Compensation Committee are Howard G. Krane (chairman), Gary C. Comer, David B. Heller and John N. Latter. The Compensation Committee monitors the Company's overall compensation policies and specifically reviews and approves all compensation to be paid to the Company's Chief Executive Officer, to the four other most highly compensated executive officers (the "Named Executive Officers") and to any other officer whose annual compensation is $300,000 or more (except to the extent that such responsibility is specifically vested in the Performance Compensation Committee). The Compensation Committee administers the Long-Term Incentive Plan and establishes the terms of any benefits granted thereunder. The Compensation Committee held one formal meeting during fiscal year 2000.

   Except for the Non-Employee Director Stock Option Plan and the deferred compensation arrangements described above, none of the members of the Compensation Committee is or has been, for a period of at least one year prior to appointment, eligible to receive a benefit under any plans of the Company entitling participants to acquire Common Stock, stock options or stock appreciation rights.

Performance Compensation Committee

   The members of the Performance Compensation Committee are David B. Heller (chairman), John N. Latter and Daniel Okrent. The Performance Compensation Committee administers the Stock Option Plan and establishes the terms of any benefits granted thereunder. The Performance Compensation Committee also administers the Company's non-stock based compensation plans which are intended to provide "performance-based compensation" (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended) including, but not limited to, establishing objective performance goals and measures and certifying that such performance goals and other material terms are satisfied. The Performance Compensation Committee is comprised solely of directors who are not (i) current employees of the Company (or any related entity), (ii) former employees of the Company (or any related entity) receiving compensation for prior services (other than certain pension benefits), (iii) former officers of the Company (or any related entity), or (iv) consultants or individuals who are otherwise receiving compensation from the Company for personal services in any capacity other than as a director. The Performance Compensation Committee held six formal meetings during fiscal year 2000.

Compensation Committee Interlocks and Insider Participation

   Gary C. Comer, who currently serves on the Compensation Committee, is the Company's founder and Chairman of the Board of Directors. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. Mr. Comer is retired from active employment at the Company.

                            EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

 Overview

   Our goal as a Compensation Committee is to provide a compensation framework for recruiting, motivating, rewarding and retaining the Company's employees, including its executive officers. We regularly engage a nationally recognized compensation consulting firm to assist our Committee in developing an overall perspective on base and incentive compensation and benefit practices and to advise on specific issues relating to the Company's compensation practices. Representatives of the consulting firm meet with us (sometimes with other Board members in attendance) on a regular basis and have other informal discussions with members of our Committee.

 Components of Fiscal Year 2000 Compensation

   The principal elements of compensation for the Company's executive officers currently consist of base salary, bonuses under the Annual Incentive Plan and awards under the Stock Option Plan. In addition, executives may receive future payments under the Long-Term Incentive Plan with respect to three-year performance periods that commenced prior to fiscal 2000.

   Base Salary. In determining and reviewing base salary levels, the Compensation Committee considers the size and responsibility of the individual's position, the individual's overall performance, the base salaries paid by competitors for comparable positions and, in the case of new hires, the amount of the individual's prior compensation and the need to induce the individual to enter the employ of the Company. In making salary decisions with respect to senior executives and overseeing other salary decisions made by management, the Committee exercises its discretion and judgment based on the foregoing factors, without applying a specific formula to determine the weight of each factor considered.

   Annual Incentive Plan. The Annual Incentive Plan (bonus) provides for participation by most of the Company's salaried employees (currently approximately 795 individuals). Pursuant to this plan, each participant is granted an annual incentive award at or about the beginning of each fiscal year. Each annual incentive award consists of the right to be eligible to receive a cash bonus, part of which is paid in December of the fiscal year to which the grant relates and the balance of which is paid in the month of March following such fiscal year, provided that the participant remains employed by the Company at the end of such fiscal year.

   Other than participants employed by international subsidiaries of the Company, each participant's bonus eligibility amount is 10% of base salary, provided that the Compensation Committee has the right to approve higher levels for certain participants on an individual basis. For fiscal 2000 and prior years, participants earned bonuses equal to their bonus eligibility amount multiplied by a factor of 0% to 200%, depending on financial results based on the Company's annual pre-tax margin. For fiscal 2000, the bonus eligibility amounts for most of the Company's salaried employees were 10% of base salary. The bonus eligibility amounts for fiscal 2000 were

60% for the Named Executive Officers. Mr. Dyer was not a participant in the Annual Incentive Plan during fiscal 2000. However, in January 2000, our Committee recommended, and the Board approved, (i) that Mr. Dyer be awarded a bonus for fiscal 2000 in the amount to which he would have been entitled if he had been a participant in the Annual Incentive Plan at the 100% bonus level and (ii) that Mr. Dyer become a participant in the Annual Incentive Plan at the 100% bonus level with respect to fiscal 2001 and thereafter.

   Long-Term Incentive Plan. The Long-Term Incentive Plan provides for participation by certain of the Company's managers (currently approximately 45 individuals). Pursuant to this Plan, each participant was granted a long-term incentive award at or about the beginning of each fiscal year prior to fiscal 2000, commencing with fiscal 1997. Each long-term incentive award consisted of the right to be eligible to receive a cash bonus after the completion of a three-year performance period, provided that the participant remained employed by the Company at the end of such period (except in cases where employment terminates due to retirement, disability or death).

   The Company's most senior executives, including the Named Executive Officers, have not participated in the Long-Term Incentive Plan. For those who do participate, the cash bonus eligibility amounts range from 10% to 30% of base salary, with most participants being eligible for 10% of base salary. Participants earn a bonus equal to their bonus eligibility amount, multiplied by a factor of 0% to 200%, depending on overall corporate results measured by a matrix of (i) the Company's three year average pre-tax margin and (ii) the Company's three year average return on invested capital. The matrix is subject to adjustment from time to time at the discretion of the Compensation Committee.

   We concluded in January 1999 that it would be desirable to broaden the number of employees who receive grants of stock options beyond the very limited group who had received stock options in the previous few years and, in light of this revised approach to stock options, that it would also be desirable to discontinue the making of awards under the Long-Term Incentive Plan. Accordingly, we recommended to the Board that no new performance period commence under the Plan in fiscal 2000. Participants would, however, remain eligible to receive bonuses under the Plan with respect to the three-year performance periods that commenced at the beginning of fiscal 1998 and fiscal 1999. The Board agreed with and approved our recommendations.

   Stock Option Plan. The Performance Compensation Committee awarded a total of 581,000 stock options to a total of 21 recipients under the Company's Stock Option Plan in fiscal year 2000. Mr. Eisenberg received a total of 200,000 options as an inducement to join the Company as executive vice president in February 1999. The other 381,000 stock option awards were granted to 20 other employees, none of whom is a Named Executive Officer. These grants are consistent with our goal of broadening somewhat the participation in the Stock Option Plan and providing significant stock-based incentive compensation for senior executives so as to incent management to increase shareholder value over time.

 Chief Executive Officer Compensation

   David F. Dyer rejoined the Company as chief executive officer in October 1998. Mr. Dyer's annual base salary is $450,000, which is the level established when Mr. Dyer rejoined the Company as chief executive officer in 1998. As noted above, we recommended and the board approved a bonus for Mr. Dyer for fiscal year 2000 at the level he would have received for that year if he had been a participant in the Annual Incentive Plan, which amounts to $202,500.

 Tax Matters

   The Compensation Committee and the Board have considered the provisions of
Section 162(m) of the Internal Revenue Code, which impose an annual limit of $1 million on the deductibility of compensation payments to a company's chief executive officer and the four other most highly compensated executive officers for whom proxy statement disclosure is required and who are employed at the end of such company's taxable year. "Performance-based compensation" (as defined in the Code) is excluded from this limit. It is the

Company's intention to preserve the deductibility of compensation paid to its employees, including gains realized upon the exercise of non-qualified stock options, to the extent feasible and consistent with the Company's overall compensation philosophy. Accordingly, the Performance Compensation Committee administers the Company's Stock Option Plan and all other plans which are intended to provide "performance-based compensation" as defined in Section 162(m) of the Internal Revenue Code. This Committee currently consists of Mr. Heller, as chairman, and Messrs. Latter and Okrent, each of whom is believed to meet certain director eligibility requirements specified in Section 162(m).

   Notwithstanding the foregoing, the Compensation Committee believes that the Company's compensation philosophy is appropriate and consistent with the long-term interests of the Company, without regard to tax considerations. In the event of changes in the tax law or other circumstances that might affect tax treatment, we would not currently anticipate that fundamental changes would be made in the Company's overall compensation policies and practices.

                                          Submitted by the Compensation
                                           Committee
                                          of the Board of Directors

                                          Howard G. Krane, Chairman
                                          Gary C. Comer
                                          David B. Heller
                                          John N. Latter

Summary Compensation Table

   Set forth below is certain information concerning the compensation for each of the Named Executive Officers for the fiscal year ended January 28, 2000:

                                                                    Long-Term
                                  Annual Compensation          Compensation Awards
                          -----------------------------------  --------------------
                                                               Restricted
                                                 Other Annual    Stock      Stock    All Other
Name and Principal        Fiscal Salary   Bonus  Compensation    Awards    Options  Compensation
Position                   Year    ($)     ($)       ($)         ($)(1)      (#)       ($)(2)
------------------        ------ ------- ------- ------------  ---------- --------- ------------
David F. Dyer...........   2000  450,000 202,500       -0-        -0-           -0-   117,469(4)
President and Chief        1999  115,962     -0-   300,000(3)     -0-     1,000,000    15,406
Executive Officer
Mindy C. Meads..........   2000  350,000  94,500       -0-        -0-           -0-   142,417(6)
Executive Vice
 President,                1999   49,808     -0-   100,000(5)     -0-       200,000       201
Merchandising and Design
Lee Eisenberg(7)........   2000  329,808  89,048   200,000(8)     -0-       200,000    74,266(9)
Executive Vice
 President,
Creative Director
Stephen A. Orum.........   2000  280,000  75,600       -0-        -0-           -0-    19,155
Executive Vice
 President,                1999  277,500     -0-       -0-        -0-        60,000    21,656
Chief Financial Officer    1998  265,000 162,975       -0-        -0-           -0-    32,767
Francis P. Schaecher....   2000  235,000  63,450       -0-        -0-           -0-    16,304
Senior Vice President,     1999  232,500     -0-       -0-        -0-        35,000    18,060
Operations                 1998  217,500 133,762       -0-        -0-        15,000    25,527

--------
(1) Dividends, if any, on shares of restricted stock are paid at the same time and at the same rate as dividends on the Company's unrestricted Common Stock. The aggregate number and value (based on the closing price of the Company's Common Stock ($33.625) on the New York Stock Exchange on January 28, 2000) of each Named Executive Officer's restricted stock holdings as of such date are as follows: Mr. Dyer, 0 shares, $0; Ms. Meads, 0 shares, $0; Mr. Eisenberg, 0 shares, $0; Mr. Orum, 1,200 shares, $40,350; and Mr. Schaecher, 0 shares, $0.
(2) For fiscal year 2000, these amounts represent the taxable portion of premiums on Company-provided life insurance, the Company's contributions to the Retirement Plan and the Company's contributions to the Deferred Compensation and Excess Benefit Plan, in the following amounts: Mr. Dyer $1,786, $9,498, $14,040, respectively; Ms. Meads, $1,487, $9,210, $11,755, respectively; Mr. Eisenberg, $2,184, $0, $0, respectively; Mr. Orum, $2,383, $8,200, $8,572, respectively; and Mr. Schaecher, $2,228, $8,200,
    $5,876, respectively.
(3) In fiscal year 1999, Mr. Dyer received a signing bonus of $300,000 from the Company pursuant to the terms of his appointment as President and Chief Executive Officer effective October 27, 1998.
(4) Of the $117,469 in fiscal year 2000, $83,535 is for personal use of Company planes, $4,479 is for relocation expenses, $4,131 is for reimbursement for his income tax liability on the relocation expenses paid on his behalf and the remainder is described in footnote (2) above.
(5) In fiscal year 1999, Ms. Meads received a signing bonus of $100,000 from the Company pursuant to the terms of her appointment as Executive Vice President, Merchandising and Design effective December 10, 1998.
(6) Of the $142,417 in fiscal year 2000, $62,406 is for relocation expenses, $57,559 is for reimbursement for her income tax liability on the relocation expenses paid on her behalf and the remainder is described in footnote (2) above.
(7) Mr. Eisenberg was appointed Executive Vice President, Creative Director of the Company on February 1, 1999.

(8) In fiscal year 2000, Mr. Eisenberg received a signing bonus of $200,000 from the Company pursuant to the terms of his appointment as Executive Vice President, Creative Director effective February 1, 1999.
(9) Of the $74,266 in fiscal year 2000, $23,691 is for personal use of Company planes, $13,806 is for relocation expenses, $34,585 is for reimbursement for his income tax liability on the personal use of Company planes and the relocation expenses paid on his behalf and the remainder is described in footnote (2) above.

Stock Option Grants in Fiscal Year 2000

   Set forth below is certain information relating to options to acquire Common Stock granted to each Named Executive Officer during the fiscal year ended January 28, 2000, and the grant-date present value of each option grant.

                                        Percent of                       Potential Realizable Value
                                       Total Stock                       at Assumed Annual Rates of
                                         Options                        Stock Price Appreciation for
                                        Granted to  Exercise                    Option Term
                         Stock Options Employees in  Price   Expiration ----------------------------
Name                      Granted(#)   Fiscal Year   ($/Sh)     Date        5%(2)         10%(2)
----                     ------------- ------------ -------- ---------- ------------- --------------
Lee Eisenberg(1)........    200,000       34.42%    $30.375   2/01/09   $   4,229,000 $   10,717,000

--------
(1) Options are exercisable starting on August 1, 1999, with 30% of the shares covered thereby becoming exercisable at that time, and an additional 30% and 40% of the option shares becoming exercisable on the second and third anniversaries of the grant date (February 1, 1999), respectively.
(2) The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown. In order to realize the potential value set forth in the 5% and 10% columns, the per share price of the Common Stock would be approximately $54.77 and $87.21.

Stock Option Exercises and Fiscal Year-End Value Table

   Set forth below is certain information relating to options to acquire Common Stock exercised by each Named Executive Officer during the fiscal year ended January 28, 2000, and options to acquire Common Stock held by each Named Executive Officer as of such date.

                                                 Number of Securities
                                                Underlying Unexercised   Value of Unexercised In-the-
                           Shares      Value       Stock Options at         Money Stock Options at
                         Acquired on Realized          FY-End(#)                  FY-End($)
Name                     Exercise(#)  ($)(1)   Exercisable/Unexercisable Exercisable/Unexercisable(2)
----                     ----------- --------- ------------------------- ----------------------------
David F. Dyer...........   50,000    1,612,500     950,000/       0         14,368,750/         0
Mindy C. Meads..........      -0-          -0-      60,000/ 140,000            776,250/ 1,811,250
Lee Eisenberg...........      -0-          -0-      60,000/ 140,000            195,000/   455,000
Stephen A. Orum.........   50,000    1,485,010      61,850/  91,750          1,014,194/   608,406
Francis P. Schaecher....      -0-          -0-      38,750/  61,850            556,075/   258,900

--------
(1) Upon exercise of an option, an individual does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Stock from the option award date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.
(2) Calculated based upon the closing price of the Company's Common Stock ($33.625) on the New York Stock Exchange on January 28, 2000.

Performance Graph

   The following graph presents the cumulative total shareholder return of the Company, the Value Line Retail Index and the Standard & Poor's MidCap 400 Index for a five year period. Cumulative total shareholder return is defined as share price appreciation assuming reinvestment of dividends. The Company's Common Stock is included in both the Value Line Retail Index and the Standard & Poor's MidCap 400 Index. In addition to the Company, 65 retailers (including catalog companies) comprise the Value Line Retail Index. The dollar amounts shown on the following graph assume that $100 was invested on February 1, 1995 in Company Common Stock, stocks constituting the Value Line Retail Index and stocks constituting the Standard and Poor's MidCap 400 Index with all dividends being reinvested. The January 31st dates shown on the following graph do not correspond exactly with the last day of the Company's fiscal year in calendar years 1996, 1998, 1999 and 2000.

                     Comparison of Five-Year Total Return
   Among Lands' End, Inc., Value Line Retail Index and S&P MidCap 400 Index

                              [Performance Graph]

                                         Value of $100 invested on February 1,
                                                        1995 at
                                       -----------------------------------------
                                       1/31/96 1/31/97 1/31/98 1/31/99 1/31/2000
                                       ------- ------- ------- ------- ---------
Lands' End, Inc.......................  $ 91    $176    $244    $201     $214
Value Line Retail Index...............    99     127     177     254      244
S&P MidCap 400 Index..................   131     160     200     234      271

                            PRINCIPAL SHAREHOLDERS

   The following table shows certain information concerning the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by each director and nominee for director of the Company, the chief executive officer and each of the other most highly compensated executive officers of the Company, and the directors and executive officers as a group. The following table also sets forth information concerning each person known to the Company as of March 31, 2000 to be the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Company's Common Stock. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as described in the notes below, all information in the table and the accompanying footnotes is given as of March 31, 2000 and has been supplied by each of the persons included in the table.


                                                                      Percent
      Beneficial Owners                                      Amount   of Class
      -----------------                                    ---------- --------
      Gary C. Comer(1).................................... 16,749,392  55.44%
       Address: 20875 Crossroads Circle, Suite 100;
       Waukesha, WI 53186
      Richard C. Anderson(2)..............................  1,184,010   3.92%
      David B. Heller(3)..................................     38,000    *
      Howard G. Krane(4)..................................     40,000    *
      John N. Latter(5)...................................    135,000    *
      Daniel Okrent(6)....................................     18,917    *
      David F. Dyer(7)....................................    963,431   3.09%
      Lee Eisenberg(8)....................................     33,500    *
      Mindy C. Meads(9)...................................     60,000    *
      Stephen A. Orum(10).................................    107,100    *
      Francis P. Schaecher(11)............................    114,250    *
      All directors and executive officers as a group (11
       persons)(12)....................................... 19,443,600  61.73%

--------
*Less than 1%.
 (1) Share amount shown includes (i) 567,642 shares of the Company's Common Stock held by a trust for the benefit of Mr. Comer and his family as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein and (ii) 2,142,934 shares of the Company's Common Stock held by trusts for the benefit of Mr. Comer's family as to which he disclaims beneficial ownership.

 (2) Share amount shown includes (i) exercisable options for 20,000 shares of Company Common Stock granted to Mr. Anderson on May 14, 1997 under the Non-Employee Director Stock Option Plan, (ii) 38,141 shares of the Company's Common Stock held by a trust for the benefit of Mr. Anderson and his family as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein, (iii) 69,859 shares of the Company's Common Stock held by a trust for the benefit of Mr. Anderson's family as to which he disclaims beneficial ownership and (iv) 215,105 shares of the Company's Common Stock held by a trust for the benefit of Mr. Anderson's family as to which he disclaims beneficial ownership.

 (3) Share amount shown includes exercisable options for 20,000 shares of Company Common Stock granted to Mr. Heller on May 14, 1997 under the Non-Employee Director Stock Option Plan.

 (4) Share amount shown includes (i) exercisable options for 20,000 shares of Company Common Stock granted to Mr. Krane on May 14, 1997 under the Non-Employee Director Stock Option Plan and transferred to Krane Investment Partners, L.P. and (ii) 2,000 shares of the Company's Common Stock owned by Mr. Krane's wife as to which he disclaims beneficial ownership.

 (5) Share amount shown includes (i) exercisable options for 20,000 shares of Company Common Stock granted to Mr. Latter on May 14, 1997 under the Non-Employee Director Stock Option Plan and (ii) 50,000 shares of the Company's Common Stock held by a trust for the benefit of Mr. Latter's wife as to which he disclaims beneficial ownership.
 (6) Share amount shown includes exercisable options for 17,917 shares of Company Common Stock granted to Mr. Okrent on October 7, 1997, May 13, 1998, May 19, 1999 and December 3, 1999 under the Non-Employee Director Stock Option Plan.
 (7) Share amount shown includes options for 950,000 shares of Company Common Stock granted to Mr. Dyer on October 27, 1998 under the Stock Option Plan.
 (8) Share amount shown includes options for 32,000 shares of Company Common Stock granted to Mr. Eisenberg on February 1, 1999 under the Stock Option Plan.
 (9) Share amount shown includes options for 60,000 shares of Company Common Stock granted to Ms. Meads on December 4, 1998 under the Stock Option Plan.
(10) Share amount shown includes exercisable options for 92,100 shares of Company Common Stock granted to Mr. Orum on December 10, 1993, February 13, 1995, March 15, 1996 and January 29, 1999 under the Stock Option Plan.
(11) Share amount shown includes exercisable options for 54,250 shares of Company Common Stock granted to Mr. Schaecher on December 10, 1993, February 13, 1995, March 15, 1996, November 24, 1997 and January 29, 1999 under the Stock Option Plan.
(12) Share amount shown includes exercisable options for 1,286,267 shares of Company Common Stock granted to certain executive officers under the Stock Option Plan and certain directors under the DSOP.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors recommends that shareholders ratify the appointment of Arthur Andersen LLP as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending January 26, 2001. A representative of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement if such representative so desires, and will be available to respond to appropriate questions raised orally at the meeting or submitted in writing to the Company's Secretary before the meeting.

                               OTHER INFORMATION

Compliance With Section 16(a) of The Exchange Act

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the best of the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) forms were required for those persons, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during the fiscal year ended January 28, 2000.

Additional Matters

   The Board of Directors is not aware of any other matters that will be presented for action at the 2000 Annual Meeting. Should any additional matters properly come before the meeting, properly signed and dated proxies will be voted on those matters by the persons named therein in accordance with the best judgment of such persons.

Submission of Shareholder Proposals

   The Company's By-Laws require that the Company be provided with written notice with respect to the nomination of a person for election as a director or the submission of any proposal at an annual meeting of shareholders. Any such notice must include certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, and must be furnished to the Company not less than 10 business days prior to such meeting. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth below.

   In addition, all shareholder proposals to be included in the Board of Directors' Proxy Statement and proxy for the 2001 Annual Meeting of shareholders must (i) be received by the Secretary of the Company not later than December 26, 2000, and (ii) satisfy the conditions established by the Securities and Exchange Commission as necessary to entitle such proposal to be included in the Proxy Statement and form of proxy.

Cost of Proxy Solicitation

   The Company will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board of Directors. In addition to using the mails, officers and other employees of the Company may solicit proxies in person and by telephone and telegraph.

Report to Shareholders

   The Company has mailed this Proxy Statement along with a copy of the Company's 2000 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 2000 Annual Report are the Company's consolidated financial statements for the fiscal year ended January 28, 2000.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO THE SECRETARY, LANDS' END, INC., ONE LANDS' END LANE, DODGEVILLE, WISCONSIN 53595.

                                          By order of the Board of Directors,

                                          /s/  Robert S. Osborne

                                          Robert S. Osborne
                                          Secretary

April 24, 2000

                             [LANDS' END SITE MAP]

--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY
             THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
--------------------------------------------------------------------------------
LANDS' END, INC.

Vote On Directors

1.  The nominees for Directors are:
    01) Richard C. Anderson
    02) Howard G. Krane

    For    Withhold    For All
    All      All       Except
    [_]      [_]         [_]

    To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

    ----------------------------------------------------------------------------

Vote On Proposals

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants of the Company.

    For    Against    Abstain
    [_]      [_]        [_]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

------------------------------------------
                                   |
------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]    Date

------------------------------------------
                                   |
------------------------------------------
Signature (Joint Owners)              Date

--------------------------------------------------------------------------------

                               LANDS' END, INC.
                 ANNUAL MEETING OF SHAREHOLDERS - MAY 24, 2000
          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Gary C. Comer, David F. Dyer and Robert S. Osborne as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Lands' End, Inc. held of record by the undersigned on March 31, 2000, at the annual meeting of shareholders to be held on May 24, 2000, or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of the nominees listed in Item 1 and FOR Proposal 2.